Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Chijet Inc. and Subsidiaries (the “Company”) on Form F-4 of our report dated December 16, 2022, except for Notes 1, 2, and 21 as to which the date is February 13, 2023 and for Note 22 as to which the date is March 9, 2023, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which appears in this Registration Statement on Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 9, 2023